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                                                                     EXHIBIT 2.1



                               AGREEMENT OF MERGER

           AGREEMENT OF MERGER, dated as of July 25, 1997 (this "Agreement"), between General Instrument Corporation of Delaware, a Delaware corporation ("GI Delaware"), and its parent corporation, General Instrument Corporation, a Delaware corporation ("GI"). GI Delaware and GI are hereinafter sometimes collectively called the "Constituent Corporations."

                                    RECITALS

           WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and to the welfare and advantage of such Constituent Corporation and its respective stockholders that the Constituent Corporations merge under and pursuant to Section 253 of the General Corporation Law of the State of Delaware into a single corporation, and that GI shall be the surviving corporation, and have approved this Agreement and the merger contemplated hereby (the "Merger");

           WHEREAS, the registered office of GI in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company; and the registered office of GI Delaware in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

           NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

                                    ARTICLE I
                                   THE MERGER

           1.01.THE MERGER. In accordance with the provisions of this Agreement and the applicable laws of the State of Delaware, at the Effective Time (as defined in Section 1.02 hereof), GI Delaware shall be merged with and into GI, and GI shall be the surviving corporation (such corporation in its capacity as such surviving corporation being hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence and organization under the laws of the State of Delaware, and the separate existence of GI Delaware shall thereupon cease.

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           1.02.EFFECTIVE TIME. A certificate of ownership and merger in substantially the form annexed hereto as Annex A (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware by GI to effect the Merger. The term "Effective Time" shall mean the effective time specified in the Certificate of Ownership and Merger.

           1.03.CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of GI, as in effect at the Effective Time, shall constitute and continue to be the Certificate of Incorporation of the Surviving Corporation until further amended or changed as provided therein or by law.

           1.04.BY-LAWS. At the Effective Time, the By-laws of GI, as in effect at the Effective Time, shall constitute and continue to be the By-laws of the Surviving Corporation until amended or changed as provided therein or by law.

           1.05.DIRECTORS. The directors of GI at the Effective Time shall be and remain the directors of the Surviving Corporation, and each shall hold office until their respective successors are duly elected and qualified.

           1.06.OFFICERS. The officers of GI at the Effective Time shall be and remain the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified.

           1.07.EFFECT OF THE MERGER. The Surviving Corporation shall succeed, without other transfer, to all the rights and property of GI Delaware and shall be subject to all the debts and liabilities thereof in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens put on the property of each of the Constituent Corporations shall be preserved unimpaired.

           1.08.CONFIRMATORY INSTRUMENTS. If any time after the Effective Time the Surviving Corporation shall consider or be advised that any instruments of further assurance are desirable in order to evidence the vesting in it of the title of either of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers or directors of either of the Constituent Corporations, are hereby authorized to execute, acknowledge and deliver all such instruments of further assurance and to do all other acts or things, either in the name of GI Delaware or in the name of GI, as may be requisite or desirable to carry out the provisions of this Agreement.



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                                   ARTICLE II

                         MANNER OF CANCELLING SECURITIES

           2.01.CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of GI Delaware or GI, all of the outstanding shares of capital stock of GI Delaware shall be cancelled, and no securities of GI or any other corporation, or any money or other property, shall be issued in exchange therefor. The shares of capital stock of GI outstanding immediately prior to the Effective Time shall continue as shares of capital stock of the Surviving Corporation.

                                   ARTICLE III

                                  MISCELLANEOUS

           3.01.TERMINATION OF MERGER. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned by the board of directors of GI at any time prior to the date of filing the Certificate of Merger with the Delaware Secretary of State. This Agreement may be amended by the boards of directors of the Constituent Corporations at any time prior to the date of filing the Certificate of Merger with the Delaware Secretary of State.

           3.02.EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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           IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed by an authorized officer, and attested by the Secretary or Assistant Secretary, thereof as the respective act, deed and agreement of each of said corporations, on this 25th day of July, 1997.

                                  GENERAL INSTRUMENT CORPORATION OF
                                  DELAWARE

                                   By:   /s/ Thomas A. Dumit
                                      -------------------------------
                                     Name:  Thomas A. Dumit
                                     Title: Vice President, General
                                            Counsel and Chief Administrative
                                             Officer

ATTEST:

By: /s/ Keith A. Zar
   -------------------------
  Name:   Keith A. Zar
  Title:  Assistant Secretary


                                  GENERAL INSTRUMENT CORPORATION


                                   By:   /s/ Thomas A. Dumit
                                      ---------------------------------
                                     Name:  Thomas A. Dumit
                                     Title: Vice President, General Counsel and
                                            Chief Administrative Officer

ATTEST:

By:   /s/ Richard C. Smith
    ------------------------------
  Name:  Richard C. Smith
  Title:    Assistant Secretary







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